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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Citi Trends, Inc.:

We consent to the use of our report dated April 15, 2004, with respect to the balance sheets of Citi Trends, Inc. as of January 31, 2004 and February 1, 2003, and the related statements of income, stockholders' equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards No. 150,
"Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity".


KPMG LLP



Jacksonville, FL
February 25, 2005